Exhibit 4.3

MATRIX SERVICE COMPANY

2004 STOCK OPTION PLAN

The purpose of the Matrix Service Company 2004 Stock Option Plan (the “Plan”), is to enable Matrix Service Company (the “Company”) and its Subsidiaries to attract and retain highly qualified personnel who will contribute to the Company’s success by their ability, ingenuity and industry and to provide incentives to the participating officers, employees, directors, consultants and advisors that are linked directly to increases in stockholder value and will therefore inure to the benefit of all stockholders of the Company (the “Eligible Participants”). Accordingly, under the Plan the Company may grant to Eligible Participants options (“Options”) to purchase shares of the Company’s common stock, par value $.01 per share (“Common Stock”). Options granted under the Plan may be either (i) incentive stock options (“ISOs”) which are qualified under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to grants to participating employees, or (ii) nonqualified stock options (“Nonqualified Options”), with respect to grants to participating employees and other Eligible Participants.

For purposes of the Plan, a “Subsidiary” shall be any corporation in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of all classes of stock in such corporation.

1.	Administration and Interpretation

A.	Administration. The Plan shall be administered by the Board of Directors of the Company (the “Board”) or by the Compensation Committee (the “Committee”) if the Committee has been appointed by the Board to administer the Plan. Unless the context otherwise requires the term, “Committee” shall refer to the independent members of the Board or the administrator of the Plan as from time to time may be appointed by the Board. The Committee may prescribe, amend and rescind rules and regulations for administration of the Plan and shall have full power and authority to construe and interpret the Plan. The Committee may correct any defect or any omission or reconcile any inconsistency in the Plan or in any grant made under the Plan in the manner and to the extent it shall deem desirable.

Committee members shall be appointed by and shall serve at the pleasure of the Board. All members of the Committee shall be “independent” as such term is defined in the rules and regulations of the Nasdaq National Market System, or of such other securities exchange as is the principal exchange for the listing and trading of the Company’s Common Stock. The Board may from time to time appoint members of the

Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting, or the acts of a majority of the members evidenced in writing, shall be the acts of the Committee. Members of the Committee may, in the discretion of the Board, receive compensation for their services as members, and all expenses and liabilities they incur in connection with the administration of the Plan shall be borne by the Company.

The day-to-day administration of the Plan may be carried out by such officers and employees of the Company or its Subsidiaries as shall be designated from time to time by the Committee. The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons, and the Committee, the Company and the officers and employees of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons.

The Committee shall have the authority to make all decisions concerning Options granted under the Plan, including without limitation the selection of the persons to whom Options are granted, the number of shares of Common Stock subject to each Option and the terms and conditions of each Option, to construe the terms and provisions of the Plan and the option agreements (“Agreements”) under which Options are granted, and to adopt, from time to time, such rules and regulations, not inconsistent with the terms of the Plan, as it may deem advisable to carry out the Plan. All decisions by the Committee shall be final. The effective date of an Option, as determined by the Committee, is referred to herein as the “Grant Date.”

B.	Interpretation. The interpretation and construction by the Committee of any provisions of the Plan or of any grant under the Plan and any determination by the Committee under any provision of the Plan or any such grant shall be final and conclusive for all purposes.

C.	Limitation on Liability. Neither the Committee nor any member thereof shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including counsel fees) arising therefrom to the full extent permitted by applicable law and the articles of incorporation of the Company. The members of the Committee, if appointed, shall be named as insureds under any directors and officers liability insurance coverage that may be in effect from time to time.

2.	Shares Subject to Grants Under the Plan

The aggregate number of shares, which may be issued under Options granted under the Plan, and the total number of shares that may be granted as Incentive Stock Options, shall not exceed 1,200,000 shares of Common Stock. Such shares may consist of authorized but unissued shares of Common Stock or previously issued shares of Common Stock reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be subject to the Plan, but until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan and the outstanding Options. The number of shares of Common Stock which are available for Options under the Plan shall be decreased to the extent an Option is exercised. If any Option, in whole or in part, expires or terminates unexercised or is canceled or forfeited, the shares theretofore subject to such Option may be subject to another Option granted under the Plan. The aggregate number of shares which may be issued under Options granted under the Plan shall be subject to adjustment as provided in Section 5 hereof.

3.	Eligibility

The individuals who shall be eligible to receive Options under the Plan shall be such Eligible Participants as the Committee from time to time shall determine. In granting Options, the Committee shall take into consideration the contribution an individual has made or may make to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other employees of the Company and its Subsidiaries with regard to these matters. In no event shall any individual or his legal representatives, heirs, legatees, distributees or successors have any right to participate in the Plan except to such extent, if any, as the Committee shall determine.

Options may be granted under the Plan from time to time in substitution for stock options, restricted stock or other stock-based compensation granted by other corporations where, as a result of a merger or consolidation of such other corporation with the Company or a Subsidiary, or the acquisition by the Company or a Subsidiary of the assets of such other corporation, or the acquisition by the Company or a subsidiary of stock of, or other beneficial ownership interest in, such other corporation, the individuals who held such other stock options, restricted stock or other stock-based compensation shall become eligible to receive Options under the Plan.

4.	Grants and Terms of Options

A.	Grants of Options. Grants of Options under the Plan shall be for such number of shares of Common Stock and shall be subject to such terms and conditions as the Committee shall designate.

B.	Terms of Options. Each grant of an Option shall be evidenced by an Agreement executed by the recipient of the Option (the “Optionee”) and an authorized officer of the Company. Each Agreement shall be in a form approved by the Committee, shall comply with and be subject to the terms and conditions of the Plan and may contain such other provisions, consistent with the terms and conditions of the Plan, as the Committee shall deem advisable. References herein to an Agreement shall include, to the extent applicable, any amendment to the Agreement and any interpretation or construction thereof by the Committee pursuant to this Plan.

(1)	Exercise of Options. Options shall not be exercisable prior to the date six months following the Grant Date. In addition, the Committee may include in each Agreement a provision stating that the Option granted therein may not be exercised in whole or in part for an additional period of time specified in such Agreement, and may further limit the exercisability of the Option in such manner as the Committee deems appropriate. Except as provided herein or as so specified in the Agreement or in a resolution of the Committee, any Option may be exercised in whole at any time or in part from time to time during its term. The Committee may, in its discretion, at any time and from time to time accelerate the exercisability of all or part of any Option. An Optionee may exercise an Option by providing written notice to the Company at any time or from time to time during the period such Option is exercisable and by satisfying such other conditions as are set forth in the Agreement relating to the Option including, without limitation, satisfying the requirements for tax withholding with respect to such exercise.

(2)	Payment of Option Exercise Price. Upon exercise of an Option, the full price per share (the “Exercise Price”) for the shares with respect to which the Option is being exercised shall be payable to the Company (i) in cash or by check payable and acceptable to the Company or (ii) subject to the approval of the Committee given on the Grant Date as set forth in the Agreement, (a) by tendering to the Company shares of Common Stock owned by the Optionee having an aggregate market Value Per Share (as defined below) as of the date of exercise and tender that is not greater than the Exercise Price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the Exercise Price as provided in (i) above; provided, however, that the Committee may, upon confirming that the Optionee owns the number of additional shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Option less the number of shares being tendered upon the exercise, and return to the Optionee (or not require surrender of) the certificate for the shares being tendered upon the exercise; or (b) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option exercise price; provided that in the event the Optionee chooses to pay the Option exercise as provided in (ii)(b) above, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection.

(3)	Number of Shares. Each Agreement shall state the total number of shares of Common Stock that is subject to the Option, which number shall be subject to adjustment pursuant to Section 5.

(4)	Exercise Price. The Exercise Price for each option shall be fixed by the Committee on the Grant Date. The Exercise Price shall be the Market Value per Share on the Grant Date, but in no event less than the par value of the Common Stock. The Exercise Price shall be subject to adjustment pursuant to Section 5.

(5)	Term. The term of each Option shall be determined by the Committee at the Grant Date as set forth in the Agreement provided, however, that each Option shall expire no later than ten years from the Grant Date (such date, as determined by the Committee or provided for herein, being referred to hereafter as the “Expiration Time”).

(6)	Market Value Per Share. “Market Value Per Share” shall be determined as of any particular date by any fair and reasonable means determined by the Committee.

(7)	Termination of Employment of Employee.

                        (a) Except as may otherwise be determined by the Committee on the Grant Date as set forth in the Agreement, if the employment of an employee Optionee is terminated for “cause” (defined below), the Option granted to such employee Optionee shall automatically expire simultaneously with such termination and shall not be exercisable regardless of whether or to what extent any shares subject to the option have “vested” as of the date of such termination.

For purposes of this clause, “cause” shall mean:

(i) final conviction of the Optionee of a felony under the laws of the United States or any state thereof which results or was intended to result directly or indirectly in gain or personal enrichment by the Optionee at the expense of the Company.

(ii) participation by the Optionee as an employee, officer or principal shareholder in any business engaged in activities in direct competition with the Company without the consent of the Company; or

(iii) gross and willful inattention to Optionee’s duties as an employee, director, consultant or advisor for a continuous period of three months other than due to Optionee’s total physical disability, or other cause reasonably beyond the control of Employee, which inattention to duty has a material adverse effect on the Company.

                        (b) Except as may otherwise be determined by the Committee on the Grant Date as set forth in the Agreement, if the employment of an employee Optionee is terminated due to the death of the employee Optionee or to the permanent disability of the employee Optionee (as determined under the standards of the Company’s long-term disability program or, if no such program is in effect, as determined by the Committee) (each of such events being an “Acceleration Termination”), all of the remaining shares then subject to the Option held by such employee Optionee shall immediately vest in full and the Option as so accelerated may be exercised by the employee Optionee (or his estate, personal representative or beneficiary) at any time within the three-month period commencing on the day next following such Acceleration Termination (or if the employee Optionee dies or becomes disabled within the three-month period following such Acceleration Termination, within the next succeeding three months following such death or disability) to the full extent of all shares remaining subject to such Option on the day immediately prior to such Acceleration Termination.

                        (c) Except as may otherwise be determined by the Committee on the Grant Date as set forth in the Agreement, if the employment of an employee Optionee is terminated due to the retirement of the employee Optionee on or after reaching age 65 (or if prior to age 65, with the consent of the Committee) or is terminated voluntarily by the employee Optionee or is involuntarily terminated by the Company for any reason or for no reason other than for “cause” (each of such three events being a “Termination”), the Option may be exercised by the employee Optionee (or his estate, personal representative or beneficiary) at any time within the three-month period commencing on the day next following such Termination (or if the employee Optionee dies or becomes disabled within the three-month period following a Termination, within the next succeeding three months following such death or disability) to the full extent that the Optionee was entitled to exercise the Option on the day immediately prior to such Termination.

                    (d) In addition to such terms relating to the exercisability of an Option that may contained in the Agreement on the Grant Date in the discretion of the Committee, the Committee may, at any time after the Grant Date or the date of termination of an employee Optionee (i) accelerate the exercisability of all or a part of an Option that is not otherwise exercisable or (ii) provide that an Option shall remain outstanding and be exercisable following termination of employment (or other specified events in the case of nonemployees) on such other terms and conditions as the Committee shall approve.

(8)	Termination of Non-Employees, Including Directors.

                        (a) Except as may otherwise be determined by the Committee on the Grant Date as set forth in the Agreement, if the service relationship between the Company and a non-employee Optionee or between the Company and a non-employee Optionee who is a member of the Board (herein called a “Director Optionee”) is, in either case, terminated for “cause”, the Option granted to such non-employee Optionee or Director Optionee shall automatically expire simultaneously with such termination and shall not be exercisable regardless of whether or to what extent any shares subject to the option have “vested” as of the date of such termination. For purposes of this clause, “cause” shall mean as such term is defined in subsection 4B(7)(a) above.

                        (b) Except as may otherwise be determined by the Committee on the Grant Date as set forth in the Agreement, if the employment of a non employee Optionee or a Director Optionee is due to the death of the non-employee Optionee or the Director Optionee, (such event being an “Acceleration Non-Employee Termination”), all of the remaining shares then subject to the Option held by such non employee Optionee or Director Nominee shall vest in such Optionee and may be exercised by the non-employee Optionee or the Director Optionee (or his estate, personal representative or beneficiary) at any time within the three-month period commencing on the day next following such Acceleration Non-Employee Termination (or if the non-employee Optionee or Director Optionee dies or becomes disabled within the three-month period following an Acceleration Non-Employee Termination, within the next succeeding three months following such death or disability) to the full extent of all unexercised shares subject to such Option on the day immediately prior to such Acceleration Non-Employee Termination.

                        (c) Except as may otherwise be determined by the Committee on the Grant Date as set forth in the Agreement, if the employment of a non employee Optionee or a Director Optionee is voluntarily terminated by the non-employee Optionee or Director Optionee or is involuntary terminated by the Company for any reason or for no reason other than “cause” (each of such two events being a “Non-Employee Termination”), the Option held by such Optionee may be exercised by the non-employee Optionee or the Director Optionee (or his estate, personal representative or beneficiary) at any time within the three-month period commencing on the day next following such Non-Employee Termination (or if the non-employee Optionee or Director Optionee dies or becomes disabled within the three-month period following a Non-Employee Termination, within the next succeeding three months following such death or disability) to the full extent that the non-employee Optionee or Director Optionee was entitled to exercise the same on the day immediately prior to such Non-Employee Termination.

                        (d) In addition to such terms relating to the exercisability of an Option that may be contained in the Agreement on the Grant Date in the discretion of the Committee, the Committee may, at any time after the Grant Date or the date of termination of a non-employee Optionee or Director Optionee (i) accelerate the exercisability of all or a part of an Option that is not otherwise exercisable or (ii) provide that an Option shall remain outstanding and be exercisable following termination of such service or Director relationship (or other specified events in the case of nonemployees) on such other terms and conditions as the Committee shall approve.

                (9) Special Terms Applicable to Incentive Stock Options. ISOs may be granted only to individuals who are employees of the Company at the time the ISO is granted. ISOs may be granted to the same individual on more than one occasion.

No employee shall be eligible to receive an ISO if, on the Grant Date, such employee owns (including ownership through the attribution provisions of Section 424 of the code) in excess of 10% of the outstanding voting stock of the Company (or of its parent or subsidiary as defined in Section 424 of the code) unless the following two conditions are met:

                        (a) the option price for the shares of Common Stock subject to the ISO is at least 110% of the fair market value of the shares of Common Stock on the Grant Date; and

                        (b) the Agreement provides that the term of the ISO does not exceed five years.

No employee shall be eligible to receive ISOs (under this Plan and all other option Plans of the Company, its parent and subsidiary corporations) that are exercisable for the first time in any calendar year with respect to stock with an aggregate fair market value (determined at the Grant Date) in excess of $100,000. Notwithstanding any provision to the contrary in any Agreement pursuant to which Options are granted, options which are intended to be ISOs and would otherwise qualify as ISOs but for the requirement set forth in the preceding sentence, shall be treated as ISOs to the extent allowed under such requirement and the balance of such Options shall be treated as Nonqualified Options and their validity shall not be affected in any way whatsoever.

5.	Recapitalization or Reorganization

A.	The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, or shares of preferred stock ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

B.	The shares with respect to which Options may be granted are shares of Common Stock as presently constituted. If, and whenever, prior to the termination of the Plan or the expiration of an outstanding Option, the Company shall effect a subdivision of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the remaining shares of Common Stock available under the Plan and the number of shares of Common Stock with respect to which outstanding Options may thereafter be exercised shall be proportionately increased, and the Exercise price under outstanding Options shall be proportionately reduced. If and whenever, prior to the termination of the Plan or the expiration of an outstanding Option, the Company shall effect a consolidation of shares of Common Stock, the remaining shares of Common Stock available under the Plan and the number of shares of Common Stock with respect to which any outstanding Option may thereafter be exercised shall be proportionately reduced, and the Exercise price under the outstanding Options shall be proportionately increased.

C.	Except as may otherwise be expressly provided in the Subsections 5A and 5B above, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock available under the Plan or subject to Options theretofore granted or the Exercise Price per share.

D.	If the Company effects a recapitalization or otherwise materially changes its capital structure (in a manner determined by the Committee that requires a change to the number or type of securities then issuable upon the exercise of an outstanding Option herein referred to as a “Fundamental Change”), then thereafter upon any exercise of an Option theretofore granted, the holder shall be entitled to purchase under such Option, in lieu of the number of shares of Common Stock that would have been received, the number and class of shares of stock and securities to which the holder would have been entitled pursuant to the terms of the Fundamental Change if, immediately prior to such Fundamental Change, the Optionee had been the holder of record of the number of shares of Common Stock issuable upon the exercise of such Option.

6.	Recipient’s Agreement

If, in the opinion of counsel for the Company, at the time of the exercise of any Option it is necessary or desirable, in order to comply with any then applicable laws or regulations relating to the sale of securities, for the individual exercising the option to agree to hold any shares issued to the individual for investment and without intention to resell or distribute the same and for the individual to agree to dispose of such shares only in compliance with such laws and regulations, the individual shall be required, upon the request of the Company, to execute and deliver to the Company a further agreement to such effect.

7.	No Repricing

Except as otherwise provided in Section 5 of this Plan, without the affirmative vote of holders of a majority of the shares of Common Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Common Stock is present either in person or by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options and the grant in substitution therefore of new Options having a lower exercise price than the canceled Options or (b) the amendment of outstanding Options to reduce the exercise price thereof. This paragraph shall not be construed to apply to “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code.

8.	Miscellaneous

A.	No Employment Contract. Nothing contained in the Plan shall be construed as conferring upon any employee the right to continue in the employ of the Company or any Subsidiary.

B.	Employment with Subsidiaries. Employment by the Company for the purpose of this Plan shall be deemed to include employment by, and to continue during any period in which an employee is in the employment of, any Subsidiary.

C.	No Rights as a Shareholder. A person granted an Option under the Plan shall have no rights as a shareholder with respect to shares covered by such person’s Option until the date of the issuance of shares to the person upon the exercise of the Option. No adjustment will be made for dividends or other distributions or rights for which the record date is prior to the date of such issuance.

D.	No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action that is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any option granted under the Plan. No person that receives, or is eligible to receive, Options under the Plan shall have any claim against the Company or any Subsidiary as a result of any such action.

E.	Non-assignability. Neither a person that receives Options under the Plan nor such person’s beneficiary shall have the power or right to sell, exchange, pledge, transfer, assign or otherwise encumber or dispose of such person’ s or beneficiary’s Options received under the Plan except by will or the laws of intestate succession; and to the extent any such option received under the Plan is awarded to a spouse pursuant to any divorce proceeding, such interest shall be deemed to be terminated and forfeited notwithstanding any vesting provisions or other terms herein or in the Agreement evidencing such option.

F.	Governing Law; Construction. All rights and obligations under the Plan shall be governed by, and the Plan shall be construed in accordance with, the laws of the State of Delaware without regard to the principles of conflicts of laws. Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any provision of the Plan.

G.	Amendment and Termination. The Committee may from time to time and at any time alter, amend, suspend, discontinue or terminate this Plan and any grants of Options hereunder; provided, however, that no such action of the Committee may, without the approval of the shareholders of the Company, alter the provisions of the Plan so as to (A) materially increase the maximum number of shares of Common Stock that may be issued upon the exercise of Options granted under the Plan (except as provided in Section 5) or (B)

materially modify the requirements relating to eligibility to receive Options under the Plan. The Plan shall terminate on the tenth anniversary of the date this Plan is approved by a vote of the shareholders of the Company, and no options shall be awarded after such tenth anniversary.

H.	Preemption by Applicable Laws and Regulations. Anything in the Plan or any Agreement to the Contrary notwithstanding, if, at any time specified herein or therein for the making of any determination or the taking of any action, any law, regulation or requirement of any governmental authority having jurisdiction in the premises shall require the Company to take any additional action not otherwise required by the Plan or an Agreement in connection with any such determination or action, the making of such determination or the taking of such action, as the case may be, shall be deferred until such additional action shall have been taken.

I.	Effective Date. The Plan was initially adopted by the Board of Directors of the Company on January 20, 2004, and was approved by the Company’s stockholders on March 23, 2004.

J.	Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to an Optionee by the Company, nothing contained herein shall give any such Optionee any rights that are greater than those of a general creditor of the Company.

K.	Relationship of Plan to other Stock Option Plans of the Company. This Plan shall be in addition to and not in lieu of or in substitution for, any stock based plan of the Company in effect on the effective date of this Plan as provided in paragraph 8.I. above. Accordingly, any shares of Common Stock that remain eligible for the grant of stock based compensation as of such effective date or thereafter under any such existing plan shall remain eligible for future grants notwithstanding the adoption of this Plan. The Company may issue grants under this Plan without first accessing the shares available under such existing plans or may grant shares under any one or more of the existing plans before accessing the shares available under this Plan.